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Assurant Purchases $150 Million Catastrophe Reinsurance Coverage Through Catastrophe Bonds

NEW YORK, April 27, 2010 -- Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announced today that certain of its subsidiaries have entered into reinsurance agreements providing for $150 million in multi-year, fully collateralized reinsurance from Ibis Re Ltd. ("Ibis Re"), a special purpose reinsurance company domiciled in the Cayman Islands.

Ibis Re financed the property catastrophe reinsurance coverage by issuing $150 million in catastrophe bonds to qualified institutional buyers. As a component of our overall risk management program, the Ibis Re reinsurance consists of two separate layers of coverage for protection against losses from individual hurricane events in Hawaii and along the Gulf and Eastern Coasts of the United States.

"Reinsurance protection financed through the capital markets is strategically important for Assurant as it provides us fully collateralized, multi-year coverage that complements our traditional reinsurance program," said Robert B. Pollock, president and chief executive officer. "We are very pleased with the results of this transaction. We expect to have completed the placement of our 2010 property catastrophe reinsurance program with reinsurers in June. As we have done in the past, we will provide details of the full 2010 program when it is completed."

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Its four key businesses -- Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits -- partner with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $25 billion in assets and $8 billion in annual revenue. www.assurant.com

Safe Harbor Statement: Some of the statements included in this press release may constitute forward-looking statements that involve a number of risks and uncertainties. Our actual results may differ materially from those projected in any forward-looking statements. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including but not limited to, our 2009 Annual Report on Form 10-K as filed with the SEC on February 25, 2010.

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Media Contact:
Shawn Kahle
Vice President
Corporate Communications
Phone: 212-859-7047
Fax: 212-859-5893
shawn.kahle@assurant.com

Investor Relations :
Melissa Kivett
Senior Vice President
Investor Relations
Phone: 212-859-7029
Fax: 212-859-5893
melissa.kivett@assurant.com